EXHIBIT 10.3

THE KROGER CO.

DEFERRED COMPENSATION PLAN FOR INDEPENDENT DIRECTORS

The Kroger Co. hereby amends and restates, effective as of June 1, 2003, its Deferred Compensation Plan for Independent Directors established for the purpose of providing to members of the Board of Directors who are eligible to participate in the Plan the option of deferring a portion of future compensation that may become due from the Company.

ARTICLE I

DEFINITIONS

For purposes hereof, the following words and phrases have the meanings indicated:

1.	The “Plan” means The Kroger Co. Deferred Compensation Plan for Independent Directors, as set forth herein, together with all amendments hereto.

2.	“Cash Credit(s)” of a Participant at any time means the sum of all amounts of Deferred Compensation, including interest, credited to a Participant and recorded on his/her Deferred Compensation Account as Cash Credits.

3.	The “Committee” means the Retirement Management Committee.

4.	The “Compensation Committee” means the Compensation Committee of the Board of Directors of the Company.

5.	The “Company” means The Kroger Co., an Ohio corporation, its Independent successors, and the surviving corporation, resulting from any merger of the Company with any other corporation or corporations.

6.	A “Independent Director” means any member of the Board of Directors of the Company who is not an employee of the Company.

7.	“Compensation” means the retainer and any fee payable to a Independent Director with respect to a fiscal year of the Company.

8.	A “Deferral Year” means the calendar year during which, but for an election to defer under the Plan, the Independent Director would actually receive Compensation from the Company.

9.	A “Deferral Election Agreement” means an agreement, in the form attached hereto as Exhibit A, executed by a Participant in order to defer Compensation in accordance with the provisions of the Plan, and to designate whether such Deferred Compensation shall be allocated to the Participant’s Deferred Compensation Account as Cash Credits or as Stock Price Credits.

10.	“Deferred Compensation” means the amount of Compensation deferred in accordance with the Plan.

11.	“Deferred Compensation Account” means the bookkeeping account for each Deferral Year on which the amount of Deferred Compensation of a Participant is recorded as a “Cash Credit” or “Stock Price Credit” for each Deferral Year in accordance with the Plan.

12.	“Designated Beneficiary” means the person(s) designated by a Participant on the Participant’s Deferral Election Agreement, in accordance with the Plan, to receive payment of the remaining balance of the Deferred Compensation Account in the event of the death of the Participant prior to Participant’s receipt of the entire amount of the Deferred Compensation Account.

13.	“Fair Market Value” of the Stock Price Credits allocated to a Participant’s Deferred Compensation Account as of any date means the average of the high and low trading price on the New York Stock Exchange of common stock of the Company on the last day of the calendar quarter immediately preceding such date, multiplied by the “Stock Price Credits” in his/her Deferred Compensation Account.

14.	A “Participant” means an Independent Director who has been elected to defer payment of all or a portion of the Participant’s Compensation in accordance with the Plan.

15.	“Stock Price Credit(s)” means the credits allocated to the Participant’s Deferred Compensation Account in the manner described in Section 5 of Article II.

ARTICLE II

DEFERRAL OF COMPENSATION

1.	Deferral Elections. For each Deferral Year, each Independent Director is entitled to defer the receipt of payment of up to 100% (or any stated dollar amount not to exceed the amount of Compensation) of the Compensation payable during the Deferral Year, and such Deferred Compensation shall be recorded in the Deferred Compensation Account of the Participant as a “Cash Credit” or a “Stock Price Credit”.

The Independent Director must make all deferral elections on a Deferral Election Agreement. The Committee will establish procedures to make deferral elections that will include the times during which the deferral elections can be made and that will comply with applicable Internal Revenue Service requirements.

2.	Period of Deferral. The Independent Director must, in the Deferral Election Agreement, designate the time and manner in which Deferred Compensation is to be later paid, all in accordance with the distribution option prescribed in Article III.

Upon making a deferral election pursuant to the foregoing provisions, an Independent Director will become a Participant of the Plan and will continue to be a Participant until all amounts of Deferred Compensation have been paid from the Plan.

3.	Deferred Compensation Account. The amount of Compensation deferred by a Participant for any Deferral Year will be credited to a separate Deferred Compensation Account for that Deferral Year in the name of the Participant, effective as of the day on which the Compensation otherwise would have been paid to the Participant. The Participant’s Deferred Compensation Account for the year will be either credited with interest pursuant to Section 4 of this Article or credited with Stock Price Credits pursuant to Section 5 of this Article.

4.	Crediting of Interest. The Participant’s Cash Credit in his/her Deferred Compensation Account for the Deferral Year will be credited with interest based upon the interest rate established for the Deferral Year by the Board of Directors of the Company, or by the Compensation Committee of the Board of Directors, before the beginning of the Deferral Year. Subject to future change by the Board of Directors or the Compensation Committee, that interest rate will apply to all subsequent years until the Deferred Compensation is paid out to the Participant or the Participant’s Beneficiary. For the Deferral Year and each subsequent year, the Participant’s Cash Credit in his/her Deferred Compensation Account will be credited with interest on a quarterly basis pursuant to the following provisions:

(A)	The interest for a calendar quarter will be credited effective as of the last day of the calendar quarter.

(B)	The interest credited for a calendar quarter will be in an amount equal to (i) ___ of the applicable interest rate for the Deferral Year, multiplied by (ii) the average of the beginning and ending balances of the Participant’s Cash Credit in his/her Deferred Compensation Account for the calendar quarter.

5.	Crediting of Stock Price Credits. For each calendar quarter, a Participant shall have allocated to his/her Deferred Compensation Account a number of Stock Price Credits equal to the amount of Deferred Compensation which the Participant has elected to allocate to the Participant’s Deferred Compensation Account for the quarter, divided by the average of the closing prices of the Company’s common stock on the New York Stock Exchange on the first and last days of the quarter. Such Stock Price Credits will be recorded in the Participant’s Deferred Compensation Account for the Deferral Year and for each subsequent year until the Deferred Compensation is paid out to the Participant or the Participant’s Beneficiary.

If, prior to payment of the Fair Market Value of a Participant’s Stock Price Credits pursuant to paragraph 1 of Article III, the Company pays a dividend on its common stock or makes any distribution with respect thereto, the Participant’s Deferred Compensation Account will be credited with a number of additional Stock Price Credits determined by dividing the amount of the dividend or other distribution allocable to the Stock Price Credits already credited to the Participant’s Deferred Compensation Account as of the record date for the dividend or distribution, by the average of the high and low trading prices on the New York Stock Exchange of Company common stock on the payment date for the dividend or distribution.

If, prior to the payment of the Fair Market Value of a Participant’s Stock Price Credits pursuant to paragraph 1 of Article III, the number of outstanding shares of Company common stock is changed by reason of a stock split, stock dividend, combination of shares or recapitalization, or is converted or exchanged for other shares as a result of a merger, consolidation, sale, reorganization or recapitalization, the number of Stock Price Credits will be appropriately adjusted to reflect the change, based on the best estimate of the Committee as to relative values.

6.	Designated Beneficiary. The Participant must, in the Participant’s Deferral Election Agreement, name a Designated Beneficiary with respect to the Participant’s Deferred Compensation. The Participant is entitled to provide for multiple or contingent persons as Designated Beneficiary. The Participant may change or revoke the Participant’s designation of a Designated Beneficiary by written notice to the Committee.

7.	Continued Right to Defer. A Independent Director’s right to defer the Participant’s Compensation ceases when he/she retires, dies or otherwise terminates the Participant’s services to the Company.

ARTICLE III

PAYMENT OF DEFERRED COMPENSATION

1.	Payment Upon Participant’s Termination of Services. The Participant, in the Participant’s Deferral Election Agreement, must specify the time and manner that Deferred Compensation is to be paid to the Participant upon the Participant’s termination of services to the Company (for any reason other than death) from among the following choices, as irrevocably elected by the Participant.

For Cash Credits the choices of payment are:

(A)	Immediate (Next Quarter) Lump Sum. The Participant’s Deferred Compensation Account will be paid to the Participant in a single cash lump sum payment as soon as administratively possible after the first day of the calendar quarter following the date of the Participant’s termination of services as an Independent Director. The amount of the lump sum payment will be equal to the balance of the Participant’s Deferred Compensation Account as of the last day of the calendar quarter preceding the date of payment to the Participant.

(B)	Deferred (Next Year) Lump Sum. The Participant’s Deferred Compensation Account will be paid to the Participant in a single cash lump sum payment as soon as administratively possible after the first day of the calendar year following the date of the Participant’s termination of services as an Independent Director. The amount of the lump sum payment will be equal to the balance of the Participant’s Deferred Compensation Account as of the last day of the calendar year preceding the date of payment to the Participant.

In the event that the Participant dies before the date of actual payment of the lump sum payment, the Participant’s Designated Beneficiary will receive the Participant’s lump sum payment at the same time and manner prescribed by subsections (A) and (B).

(C)	Immediate (Next Quarter) Quarterly Installments. The Participant’s Deferred Compensation Account will be paid to the Participant in quarterly installment payments as designated on the Deferral Election Agreement (not less than 4 nor more than 40) commencing as soon as administratively possible after the first day of the calendar quarter following the date of the Participant’s termination of services as a Independent Director. The amount of each quarterly installment will be determined by dividing (i) the balance of the Participant’s Deferred Compensation Account as of the last day of the calendar quarter preceding the quarterly installment payment to the Participant, by (ii) the number of the remaining quarterly installment payments to be made to the Participant plus the payment currently being made.

(D)	Deferred (Retirement Age) Quarterly Installments. The Participant’s Deferred Compensation Account will be paid to the Participant in quarterly installment payments as designated on the Deferral Election Agreement (not less than 4 nor more than 40) commencing as soon as administratively possible after the first day of the calendar quarter following the date of the Participant’s retirement age specified in the Participant’s Deferral Election Agreement. The amount of each quarterly installment will be determined by dividing (i) the balance of the Participant’s Deferred Compensation Account as of the last day of the calendar quarter preceding the quarterly installment payment to the Participant, by (ii) the number of the remaining quarterly installment payments to be made to the Participant plus the payment currently being made.

In the event that the Participant dies before commencement of the Participant’s quarterly installment payments, or the Participant dies after commencement of the Participant’s quarterly installment payments, the Participant’s Designated Beneficiary will receive the Participant’s quarterly installment payments, at the election of the Participant in Deferral Election Agreement, either (i) at the same time and manner prescribed by subsections (C) and (D) as if the quarterly installment payments were being made to the Participant or (ii) in a single lump sum payment as soon as administratively possible after the first day of the calendar quarter following the date of the Participant’s death in an amount equal to the balance of the Participant’s Deferred Compensation Account as of the last day of the calendar year preceding the date of payment to the Designated Beneficiary.

For Stock Price Credits the choices of payment are:

The Fair Market Value of a Participant’s Stock Price Credits in his/her Deferred Compensation Account will be paid in the form of a single lump sum cash payment on the first day of the quarter following either the first, second, third, fourth or fifth anniversary of the Participant’s termination of services as an Independent Director.

2.	Payment Upon Participant’s Death. The Participant, in the Participant’s Deferral Election Agreement, must specify the time and manner that the Deferred Compensation is to be paid to the Participant’s Designated Beneficiary upon the Participant’s death during the Participant’s tenure as Independent Director among the following choices, as irrevocably elected by the Participant:

(A)	Immediate (Next Quarter) Lump Sum. All Cash Credits or the Fair Market Value of any Stock Price Credits in the Participant’s Deferred Compensation Account will be paid to his/her Designated Beneficiary in a single cash lump sum payment as soon as administratively possible after the first day of the calendar quarter following the date of the Participant’s death. The amount of the lump sum payment will be equal to the balance of the Participant’s Deferred Compensation Account as of the last day of the calendar quarter preceding the date of payment to the Designated Beneficiary.

(B)	Deferred (Next Year) Lump Sum. All Cash Credits and the Fair Market Value of any Stock Price Credits in the Participant’s Deferred Compensation Account will be paid to his/her Designated Beneficiary in a single cash lump sum payment as soon as administratively possible after the first day of the calendar year following the date of the Participant’s death. The amount of the lump sum payment will be equal to the balance of the Participant’s Deferred Compensation Account as of the last day of the calendar year preceding the date of payment to the Designated Beneficiary.

(C)	Immediate (Next Quarter) Quarterly Installments Available for Cash Credits Only. Cash Credits in the Participant’s Deferred Compensation Account will be paid to his/her Designated Beneficiary in quarterly installment payments as designated on the Deferral Election Agreement (not less than 4 nor more than 40) commencing as soon as administratively possible after the first day of the calendar quarter following the date of the Participant’s death. The amount of each quarterly installment will be determined by dividing (i) the balance of the Participant’s Deferred Compensation Account as of the last day of the calendar quarter preceding the quarterly installment payment to the Designated Beneficiary, by (ii) the number of the remaining quarterly installment payments to be made to the Designated Beneficiary plus the payment currently being made.

3.	Special Death Distribution Provisions. In the event of the death of a Participant, the Committee must receive written notice and verification of the death of the Participant and reserves the right to delay distribution of a Participant’s Deferred Compensation Account to the Participant’s Designated Beneficiary until the Committee’s receipt and acceptance of that notice and verification of death.

The distribution options elected by the Participant in Sections 1 and 2 of this Article, where applicable, are binding on any subsequent Designated Beneficiary, including any subsequent Designated Beneficiary arising by a change by the Participant or by operation of any contingency provisions of the Participant’s beneficiary designation.

The Participant’s written designation of the Participant’s Designated Beneficiary and Participant’s contingency provisions (if any) will govern the determination of the proper person entitled to benefits under the Plan following the death of the Participant and the Participant’s Designated Beneficiary. However, in the absence of a specific contingency provision therefore, the following default provisions will apply:

(A)	In the event that the Participant dies without any Designated Beneficiary, the Participant’s Designated Beneficiary will be deemed the Participant’s estate.

(B)	In the event that the Participant’s Designated Beneficiary dies after the Participant and with outstanding benefits under the Plan, the Designated Beneficiary’s own beneficiary designated in writing to the Committee (or, if none, the Participant’s estate) will thereafter be considered the Participant’s Designated Beneficiary.

(C)	In the event that the Participant and the Designated Beneficiary die simultaneously or under circumstances such that the order of death cannot be determined, the Participant, for purposes of the Plan, will be deemed to have survived the Designated Beneficiary.

In the event the Participant has elected the installment distribution option available for Cash Credits and the Participant’s Designated Beneficiary is the Participant’s estate (or, if applicable, the estate of a Designated Beneficiary), the Participant’s Deferred Compensation Account will continue to be made in installment payments consistent with the installment distribution option to the proper beneficiary under the estate of the Participant (or, if applicable, the estate of the Designated Beneficiary).

4.	Hardship. In instances of unforeseeable emergency arising from causes beyond the Participant’s control and resulting in severe financial hardship to the Participant if early withdrawal were not permitted, the Participant may apply in writing to the Committee for an emergency payment under this Section 4. The Company will pay to the Participant that portion of the Participant’s Deferred Compensation Account(s) under the Plan as necessary to meet the emergency. For purposes of this Section 4 an emergency payment will be made only in instances of hardship arising from those causes and only in those amounts that the Committee determines is necessary to meet the hardship. Upon application, the Participant will furnish to the Committee all information as the Participant deems appropriate and as the Company and counsel for the Company deem necessary and appropriate to make a determination on the hardship application.

5.	Committee Discretion to Modify Distribution. The Committee reserves the right, in its sole and absolute discretion, to modify the time and manner of payment of a Participant’s Deferred Compensation Account, without regard to the Participant’s Deferral Election Agreement or any provision of the Plan.

ARTICLE IV

BENEFIT RELATED PROVISIONS

1.	Plan Tax Status. The Plan is intended to constitute an unfunded, non-qualified deferred compensation arrangement with respect to section 451(a) of the Internal Revenue Code.

2.	Plan Binding. As a condition to participating in and receiving benefits under this Plan, a Participant will be bound by the provisions of this Plan.

3.	Unsecured Obligation. The obligation of the Company to make payments under the Plan merely constitutes a general, unsecured promise of the Company to make payments from its general assets. No Participant or Designated Beneficiary will have any interest in, or a lien or prior claim upon, any property of the Company. The right of a Participant or a Designated Beneficiary to receive benefits under the Plan will be an unsecured claim against the general assets of the Company and the Participant and the Participant’s Beneficiary will have no greater rights to the general assets of the Company than any other general creditor of the Company.

4.	Nonalienation of Benefits. The Participant’s benefits under this Plan, or the current right of a Participant or Designated Beneficiary to receive benefits under the Plan, will not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, garnished or subjected to any charge or legal process, by the Participant, Designated Beneficiary or any other person (such as their creditors), and any attempt to do so will be null and void and of no force and effect.

5.	Tax Withholding. The Participant and Designated Beneficiary will be responsible for all taxes on amounts paid under the Plan, except to the extent taxes are withheld as required by law.

6.	Benefit Payments in the Event of Incapacity. If the Committee finds that any Participant or Designated Beneficiary is unable to care for the Participant’s affairs because of illness or injury, or is a minor, then any payment due under the Plan will be made, in the discretion of the Committee, to the spouse, child, brother, sister or parent of the respective Participant or Designated Beneficiary, for the Participant’s benefit, unless a prior claim has been made by a duly appointed guardian or other legal representative.

ARTICLE V

ADMINISTRATION

1.	Committee Authority. The Committee is responsible for the general administration of the Plan and for carrying out the provisions hereof. The Committee has all powers necessary to carry out the provisions of the Plan, including the discretionary authority to interpret and construe all provisions of the Plan and make all benefit determinations under the Plan, including but not limited to eligibility for and the amount in the Deferred Compensation Account, crediting and calculation of interest, and all questions pertaining to claims for benefits and procedures for claim review. The Committee is empowered to take all action deemed advisable in the administration of the Plan. The actions taken and the decisions made hereunder will be final and binding on all interested parties.

2.	Claims Procedure. The Company will provide a procedure for handling claims of Participants or their Designated Beneficiaries under the Plan. The procedure will provide adequate written notice within a reasonable period of time with respect to the Committee’s denial of any claim, as well as a reasonable opportunity for a full and fair review of any denial. The decision after any review will be conclusive and binding on Participants, Designated Beneficiaries and the Company.

3.	Account Statements. As soon as administratively possible after the end of each calendar year, the Company will prepare and furnish to each Participant a statement of the status of each of the Participant’s Cash Credits and Stock Price Credits in his/her Deferred Compensation Account of the Plan effective as of the last day of the calendar year. The statement will show the contributions and earnings credited to the Account during the year and the payments made from the Account during the year, and any other information as the Committee may prescribe.

4.	Indemnification. The Company will indemnify, through insurance or otherwise, each member of the Committee against any claims, losses, expenses, damages or liabilities arising out of the performance (or failure of performance) of their responsibilities under the Plan.

ARTICLE VI

AMENDMENT AND TERMINATION

The Company reserves the right to amend or modify the Plan at any time by action of its Board of Directors or the Compensation Committee. The Board of Directors may terminate this Plan at any time. No action will adversely affect any Participant or Designated Beneficiary who has a Deferred Compensation Account. The Board may, however, direct that all Deferred Compensation be paid out in a lump sum or in a series of payments upon, and commencing with, termination of the Plan. The Board will not be bound by any elections therefore made by Participants to receive extended payout.

ARTICLE VII

MISCELLANEOUS

1.	Claims of Other Persons. The Plan will not be construed as giving any person, firm or corporation any legal or equitable right against the Company, its officers, employees, or directors, except any rights specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.

2.	Severability. The invalidity or unenforceability of any particular provision of the Plan will not affect any other provisions hereof, and the Plan will be construed in all respects as if all invalid or unenforceable provisions were omitted herefrom.

3.	Governing Law. The provisions of the Plan will be governed and construed in accordance with the laws of the State of Ohio. Nothing contained herein will be construed to create any duty, right or obligation under the Employee Retirement Income Security Act of 1974, as amended (ERISA).